SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

Steel Excel Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Steel Excel Inc.

2603 Camino Ramon, Suite 200

San Ramon, California 94583

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at The Portofino Hotel & Marina located at 260 Portofino Way, Redondo Beach, California 90277 on Tuesday, May 21, 2013 at 9:00 a.m., local time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of six directors to our Board of Directors, each to serve until our 2014 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Jack L. Howard	Warren G. Lichtenstein	John Mutch

John J. Quicke	Gary W. Ullman	Robert J. Valentine

2. An advisory vote to approve compensation of our named executive officers.

3. To re-approve the material terms of the performance goals under the Steel Excel Inc. 2004 Equity Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code.

4. The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

5. The transaction of any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on April 23, 2013 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

By Order of the Board of Directors,

Leonard J. McGill
Corporate Secretary

San Ramon, California

April 30, 2013

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

Steel Excel Inc.

2603 Camino Ramon, Suite 200

San Ramon, California 94583

PROXY STATEMENT

For 2013 Annual Meeting of Stockholders

April 30, 2013

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Steel Excel Inc., a Delaware corporation (the “Company,” “Steel Excel,” “we” or “us”), for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Portofino Hotel & Marina located at 260 Portofino Way, Redondo Beach, California 90277 on Tuesday, May 21, 2013 at 9:00 a.m., local time. This Proxy Statement and the accompanying form of proxy card / voting instruction card were first mailed to our stockholders on or about April 30, 2013. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is enclosed with this Proxy Statement (the “Annual Report”).

Record Date; Quorum; List of Stockholders of Record

Only holders of record of Steel Excel’s common stock, $0.001 par value per share (“Common Stock”) at the close of business on April 23, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 12,801,584shares of Common Stock outstanding and entitled to vote. A majority of the shares outstanding on the Record Date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of Common Stock held by them as of the Record Date. Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions are not counted as votes “FOR” or “AGAINST” the election of directors. Our Corporate Governance Principles, which are available on our website at www.steelexcel.com under “Investors – Corporate Governance,” set forth our procedures for the nomination of an incumbent director in an uncontested election and our policy relating to the resignation of an incumbent director who fails to receive a majority of the votes cast in an uncontested election. Information on our website shall not constitute a part of this Proxy Statement. In contested elections, the standard vote would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

Approval of Proposal Nos. 2, 3 and 4, regarding the advisory vote on the compensation of our named executive officers, re-approval of the material terms of the performance goals under the Steel Excel Inc. 2004 Equity Incentive Plan, as amended (“2004 Equity Plan”), for purposes of Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”) and ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, respectively, require the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

We have been advised that it is the intention of Steel Partners Holdings L.P. (“Steel Holdings”) and its affiliates to vote the shares of our Common Stock over which they have voting power “FOR” all nominees for director and in favor of all other Proposals described in this Proxy Statement. Steel Holdings and affiliates beneficially owned approximately 51.6% of our outstanding shares of Common Stock as of the Record Date. See the stock ownership table set forth in “Stock Ownership of Principal Stockholders and Management” below for information regarding the ownership of our Common Stock.

Voting of Proxies

Stockholders that are “beneficial owners” (your Steel Excel shares are held for you in street name, by a bank, broker or other nominee) and “registered stockholders” (your Steel Excel shares are held in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates) may submit their votes before the Annual Meeting by: (a) Internet at www.proxyvote.com, or (b) telephone by calling 1-800-454-8683. Additionally, if you received your materials for the Annual Meeting by mail and do not wish to vote by Internet or telephone, you may mail a completed proxy card (in the case of registered stockholders), or voting instruction card (in the case of beneficial owners), in the prepaid envelope that was provided with your annual meeting materials. Stockholders wishing to vote by mail should be sure to complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you received and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of each of the six nominees named on the proxy or instruction card, “FOR” the advisory vote on approval of the compensation of our named executive officers, “FOR” the re-approval of the material terms of the performance goals under the 2004 Equity Plan for purposes of Section 162(m), and “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board may recommend. We encourage stockholders with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting (attendance at the Annual Meeting will not, in and of itself, constitute a revocation of any previously submitted votes).

Attending in Person

Only holders of Common Stock, their proxy holders and our invited guests may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares in street name, such as by a broker, you must bring proof of your ownership and identification with a photo at the Annual Meeting. For example, you may bring an account statement showing that you beneficially owned Common Stock as of the Record Date as acceptable proof of ownership.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by the majority of the votes cast at the Annual Meeting in uncontested elections and by a plurality of votes cast in contested elections, abstentions will have no effect on the outcome of Proposal No. 1, concerning the election of the six nominees to our Board. Similarly, abstentions will have no effect on Proposal No. 2, concerning the non-binding, advisory vote on executive compensation, Proposal No. 3, concerning the re-approval of the material terms of performance goals under the under the 2004 Equity Plan, as amended, for purposes of Section 162(m) and Proposal No. 4 concerning the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

If a beneficial owner does not provide his or her broker with instructions as to how to vote the shares (“uninstructed shares”), the broker has authority to vote such uninstructed shares for or against “routine” proposals only. Proposal No. 4, ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal No. 4 and such votes will count towards establishing a quorum. Because Proposal Nos. 1, 2 and 3 are non-routine matters, a broker may not vote uninstructed shares with respect to such Proposals; however, such uninstructed shares will be counted towards establishing a quorum. Therefore, we encourage you to vote your shares by Internet, telephone or by signing and returning your proxy card or voting instruction card with complete voting instructions before the meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes (which are votes that could have been provided had the beneficial holder provided voting instructions to its broker) for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy may remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted.

Expenses of Soliciting Proxies

Our Board is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Revocability of Proxies

Any person giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card or voting instruction card with a later date, by Internet or telephone, or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Steel Excel Common Stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Steel Excel stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as conserve natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year and you would like to have additional copies of the Annual Meeting materials mailed to you, please submit your request: (i) via mail to Steel Excel Inc., 590 Madison Avenue, 32nd Floor, New York, New York 10022, Attn: Michael McNamara, (ii) by phone by calling Michael McNamara at (212) 520-2300, or (iii) you may email Investor Relations at investor_relations@steelexcel.com. You may also contact us at this address above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2013.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.proxyvote.com.

Available Information

Steel Excel will mail without charge, upon written request, a copy of Steel Excel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Steel Excel Inc.

Attn: Michael McNamara, Investor Relations

590 Madison Avenue

32nd Floor

New York, New York 10022

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our ability to deploy our capital in a manner that maximizes stockholder value; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our services; the hazardous nature of operations in the oilfield services industry, which could result in personal injury, property damage or damage to the environment; environmental and other health and safety laws and regulations, including those relating to climate change; general economic conditions and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board currently consists of Jack L. Howard, Warren G. Lichtenstein, John Mutch, John J. Quicke, Gary W. Ullman and Robert J. Valentine. Each of our current directors will stand for re-election at the Annual Meeting. Each of the nominees has agreed to serve as a director if elected. All of our current directors were previously elected by our stockholders. Your proxy will be voted for the election of each of these six nominees unless you indicate otherwise on your proxy card.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders and until his successor has been elected and qualified, or until his earlier resignation, death or removal.

Directors/Nominees

The names and ages of the nominees for election to our Board and their respective positions with the Company as of the date of this Proxy Statement are set forth below. Additional biographical information concerning each of these nominees, including their principal occupations, follows the table.

Name	Age	Position With The Company	Director Since
Warren G. Lichtenstein (1)(3)	47	Chairman of Steel Excel; President of Steel Sports Inc.	2010
Jack L. Howard (1)(2)(3)	51	Vice Chairman and principal executive officer of Steel Excel	2007
John J. Quicke	63	Director of Steel Excel; President and Chief Executive Officer of Steel Energy	2007
John Mutch (1)(4)	56	Director of Steel Excel	2007
Gary W. Ullman (2)(4)	71	Director of Steel Excel	2011
Robert J. Valentine (1)(2)	63	Director of Steel Excel	2012

(1)	Member of the Governance and Nominating Committee of the Board (“Governance and Nominating Committee”).
(2)	Member of the Compensation Committee of the Board (“Compensation Committee”).
(3)	Member of the Investment Committee of the Board (“Investment Committee”).
(4)	Member of the Audit Committee of the Board (“Audit Committee”).

Warren G. Lichtenstein has served as a member of our Board since 2010 and as our Chairman of the Board since May 2011. Mr. Lichtenstein is the President of our wholly-owned subsidiary Steel Sports, Inc. Mr. Lichtenstein served as the Chairman and Chief Executive Officer of Steel Partners Holdings GP Inc. (“Steel Holdings GP”) from July 2009 to February 2013, and as Executive Chairman since February 2013. Steel Holdings GP is the general partner of Steel Holdings, a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, banking, insurance, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries. Since March 2013, Mr. Lichtenstein has served as Chairman of the Board of ModusLink Global Solutions, Inc. (“ModusLink”), a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies. Mr. Lichtenstein is also the Chairman and Chief Executive Officer of SP General Services LLC (“SPGS”) and the Chairman and Chief Executive Officer of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1990. He is a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China. He also co-founded SPII. Mr. Lichtenstein has served as a director of GenCorp Inc., a NYSE-listed manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008. Mr. Lichtenstein also served as the Chairman of the Board, President and Chief Executive Officer of SPAH from February 2007 until October 2009. He has served as a director of Handy & Harman Ltd. (“HNH”), a diversified manufacturer of engineered niche industrial products, since July 2005. He has served as a director of SL Industries, Inc. (“SL Industries”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment that is listed on NYSE Amex, since March 2010. He previously served as a director (formerly Chairman of the Board) of SL Industries from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. He served as a director of WebFinancial from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003. From May 2001 to November 2007, Mr. Lichtenstein served as a director (formerly Chairman of the Board) of United Industrial Corporation, a company principally focused on the design, production and support of defense systems, which was acquired by Textron Inc. He served as a director of KT&G Corporation, South Korea’s largest tobacco company, from March 2006 to March 2008. Mr. Lichtenstein served as a director of the NASDAQ-listed Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from January 2004 to October 2006.

The Board has determined that Mr. Lichtenstein’s extensive experience in corporate finance, executive management, investing and his service as a director and advisor to a diverse group of public companies enable him to assist in the management of the Company.

Jack L. Howard has served as a member of our Board since 2007, as Vice Chairman of our Board since May 2012 and principal executive officer since March 2013. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. Mr. Howard has served as the President of Steel Holdings GP since July 2009 and has served as a director of Steel Holdings GP since October 2011. He also served as the Assistant Secretary of Steel Holdings GP from July 2009 to September 2011 and as Secretary from September 2011 to January 2012. He is the President of SPGS. He is the President of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1993. Mr. Howard co-founded Steel Partners II, L.P. (“SPII”) in 1993, a private investment partnership that is now a wholly-owned subsidiary of Steel Holdings. He has served as a director of HNH since July 2005, Vice Chairman of the Board since March 2012 and principal executive officer since January 2013. He has served as a director of DGT Holdings Corp. (“DGT”), currently a real estate company, with plans to redeploy its working capital and maximize the potential tax benefits of its federal tax loss carryforwards, since September 2011. Mr. Howard served as Chairman of the Board of WebFinancial Corporation (“WebFinancial”), the predecessor entity of Steel Holdings, from June 2005 to December 2008, as a director from 1996 to December 2008 and its Vice President from 1997 to December 2008. From 1997 to May 2000, he also served as Secretary, Treasurer and Chief Financial Officer of WebFinancial. Mr. Howard served as a director of SP Acquisition Holdings, Inc. (“SPAH”), a company formed for the purpose of acquiring one or more businesses or assets from February 2007 until June 2007, and was Vice-Chairman from February 2007 until August 2007. He also served as Chief Operating Officer and Secretary of SPAH from June 2007 and February 2007, respectively, until October 2009. He currently holds the securities licenses of Series 7, Series 24, Series 55 and Series 63.

The Board has determined that Mr. Howard’s managerial and investing experience in a broad range of businesses over the past 27 years, as well as his service on the boards of directors and committees of both public and private companies, which includes serving on the board of directors of a well services company, allow him to effectively lead the management of the Company.

John J. Quicke has served as a member of our Board since 2007 and as our Interim President and Chief Executive Officer from January 2010 until March 2013. In March 2013 he was named President and Chief Executive Officer of our Steel Energy segment. Mr. Quicke is a Managing Director and operating partner of Steel

Partners LLC, a subsidiary of Steel Holdings. Mr. Quicke has been associated with Steel Partners LLC and its affiliates since September 2005. Mr. Quicke served as a director, President and Chief Executive Officer of DGT from September 2009 to October 2012. He has also served as the Chief Executive Officer of Sun Well Service, Inc., a provider of premium well services to oil and gas exploration and production companies operating in the Williston Basin in North Dakota and Montana, since February 2011. He has served as a director of Rowan Companies,plc, an offshore contract drilling company, since January 2009. Mr. Quicke served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008. He served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from October 2006 to June 2007. Mr. Quicke served as a director of HNH from July 2005 to December 2010. Mr. Quicke continues to serve as a Vice President of HNH, a position he has held since October 2005. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, he was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.

The Board has determined that Mr. Quicke’s extensive experience, including board service on eight public companies over 16 years, over 21 years of significant operating experience, which includes participation in acquisition and disposition transactions and prior experience as an executive with a well services company, as well as his financial and accounting expertise, enable him to assist in the effective management of the Company.

John Mutch has served as a member of our Board since 2007. Mr. Mutch has been the President and Chief Executive Officer of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions sold into the Global 2000 IT infrastructure market, since October 2008. In addition, Mr. Mutch is the founder and managing partner of MV Advisors LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies, since December 2005. Prior to founding MV Advisors, in March 2003, Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Peregrine Systems. He assisted that company in a bankruptcy work out proceeding and was named President and Chief Executive Officer in July 2003. Mr. Mutch ran Peregrine Systems operating the company under an SEC consent decree and successfully restructured the company culminating in a sale to Hewlett-Packard Company in December 2005. Previous to running Peregrine Systems, Mr. Mutch served as President, Chief Executive Officer and a director of HNC Software, an enterprise analytics software provider. Before HNC Software, Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch previously served on the boards of Phoenix Technology, Edgar Online, Aspyra, Overland Storage and Brio Software. He is currently a director at Agilysys, Inc., a provider of information technology solutions, since March 2009.

The Board has determined that Mr. Mutch’s extensive experience in restructuring and building public technology companies enable him to assist in the effective management of the Company.

Gary W. Ullman has served as a member of our Board since 2011. Mr. Ullman is the Chief Executive Officer of Connies Naturals, a corporation that delivers pre-made food products to sports stadiums, theme parks and the military, and he has served in such capacity since 2003. He was also the Chief Executive Officer of the Intrapac Group, a producer of specialty packaging for the personal care and pharmaceutical industries, from 2003 until its sale in December 2011. From 1998 through 2003, Mr. Ullman served as President and Chief Executive Officer of Unitron Industries Ltd., a designer, manufacturer and distributor of hearing aids. From 1997 to 1998, Mr. Ullman was Chief Executive Officer of Fluid Packaging Co Inc., a contract manufacturer of pharmaceuticals and beauty products. Prior to 1996, Mr. Ullman served for 26 years in executive capacities, including President and Chief Executive Officer, of CCL Industries, Inc. and its affiliated entities. CCL Industries, Inc. is a manufacturer of consumer products, containers and labels.

The Board has determined that Mr. Ullman’s extensive executive experience, including the financial and accounting knowledge he gained during such service, as well as his turnaround experience, enable him to assist in the management of the Company.

Robert J. Valentine has served as a member of our Board since 2012. Mr. Valentine has served as the athletic director of Sacred Heart University since February 2013. Prior to that he was the manager of the Boston Red Sox for one year. Prior to that, he was an analyst for the Entertainment and Sports Programming Network (ESPN), a global cable television network focusing on sports-related programming, since 2009. Mr. Valentine previously managed the Chiba Lotte Marines, a professional Japanese baseball team, from 2004 to 2009, the New York Mets from 1996 to 2002 and the Texas Rangers from 1985 to 1992. He is also the owner of a chain of restaurants.

The Board has determined that Mr. Valentine’s extensive sports experience enables him to contribute to the development of the Company’s sports related business.

Annual Meeting Attendance

We strongly encourage directors to attend our annual meetings of stockholders. The Board endeavors to hold its Board and committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Each of our directors attended our fiscal 2012 Annual Meeting of Stockholders held on May 17, 2012, with Mr. Valentine participating by teleconference.

Board Leadership Structure and Role in Risk Oversight

Our Board believes that it is in the best interests of the Company to separate the roles of Chairman and principal executive officer. The Board believes that freeing our principal executive officer from this responsibility allows him to focus on the operations of our Company, while our Chairman is enabled to focus on the larger strategic interests of the Company.

Among the responsibilities that our Corporate Governance Principles place upon our Board is the oversight of the conduct of our business to evaluate whether it is being properly managed. Within this responsibility is the obligation to oversee risk management. The involvement of the full Board in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. The Board fulfills this responsibility by its regular updates from management, including our principal executive officer and our Chief Financial Officer. Additionally, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on financial reporting risks and related controls and procedures. The Compensation Committee has historically strived to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Governance and Nominating Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.

Director Independence

As of the date of this Proxy Statement, our Common Stock is not listed on any exchange and we are not currently subject to corporate governance standards of listed companies. While we are not currently subject to any corporate governance standards relating to the independence of our directors, we choose to define an “independent” director in accordance with the rules of the NASDAQ Stock Market (the “NASDAQ Market”), which include a series of objective tests, such as that a director may not be our employee or officer, and that the director has not engaged in various types of business dealings with us. Of our current directors, Messrs. Mutch, Ullman and Valentine qualify as “independent” in accordance with the rules of the NASDAQ Market.

Under the rules of the NASDAQ Market, we would be considered a “controlled company” as a result of Steel Holdings and its affiliates holding in excess of 50% of our outstanding voting power. As a “controlled company,” we would be exempt from certain independence requirements under the NASDAQ Market rules, including that a majority of our directors be independent and that our Compensation Committee and Governance and Nominating Committee be comprised solely of independent directors.

Meetings of the Board

During fiscal 2012, the Board met 5 times and acted by unanimous written consent 9 times. Each director attended over 75% of the aggregate number of meetings of the Board and the meetings held by committees of the Board during the period such director served on the Board or applicable committee during fiscal 2012.

Committees of the Board

Standing committees of the Board consist of the Audit Committee, Compensation Committee, Governance and Nominating Committee and Investment Committee. Each committee operates under a written charter approved by the Board. Each of the charters of the Audit Committee, Compensation Committee and Governance and Nominating Committee are available on our website at www.steelexcel.com. Each of these charters also is available in print to any stockholder upon request.

Audit Committee. The members of our Audit Committee are John Mutch (Chair) and Gary W. Ullman. Each of the members of our Audit Committee is “independent” as defined by the rules of the NASDAQ Market and meet the financial literacy requirements of the NASDAQ Market. Our Board has determined that each of Messrs. Mutch and Ullman qualifies as an “audit committee financial expert,” under applicable SEC rules and meets the NASDAQ Market financial sophistication requirement of having past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in each such director’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of each of Messrs. Mutch and Ullman with respect to certain accounting and auditing matters. The designation of “audit committee financial expert” does not impose upon Messrs. Mutch or Ullman any duties, obligations or liabilities that are greater than are generally imposed on any such director as a member of the Audit Committee and the Board, and each such director’s designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of the other members of our Audit Committee or the Board.

The Audit Committee met 5 times during fiscal 2012 and acted by unanimous written consent 2 times. The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. In addition, any related-person transactions, excluding certain limited compensation matters involving one of our directors or executive officers, which are delegated to the Compensation Committee, must be reviewed and approved by the Audit Committee or another independent body of the Board.

Compensation Committee. The members of our Compensation Committee are Gary W. Ullman (Chair), Jack L. Howard and Robert J. Valentine. Each of Mr. Mr. Ullman and Mr. Valentine is “independent” as defined by the rules of the NASDAQ Market. Mr. Howard is not “independent” as defined by the rules of the NASDAQ Market. The Compensation Committee met 2 times during fiscal 2012 and acted by unanimous written consent 3 times.

For a summary of the functions of our Compensation Committee, see “Compensation Discussion and Analysis – Role of the Compensation Committee”.

Governance and Nominating Committee. The current members of our Governance and Nominating Committee are Jack L. Howard (Chair), John Mutch and Warren G. Lichtenstein. Mr. Mutch is “independent” as defined by the rules of the NASDAQ Market. Messrs. Howard and Lichtenstein are not “independent” as defined by the rules of the NASDAQ Market.

The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board and recommending such candidates to the full Board. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board and advises and makes recommendations to the full Board on matters concerning corporate governance. In addition, the Governance and Nominating Committee determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the rules of the NASDAQ Market, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. The Governance and Nominating Committee met 3 times during fiscal 2012.

Investment Committee. The Investment Committee is responsible for setting and implementing investment policies with respect to our investment assets. As part of its responsibilities, it selects investment mangers and other investment professionals, monitors investment manager performance, and monitors compliance with the Company’s investment policies. The members of our Investment Committee are Warren G. Lichtenstein (Chair) and Jack L. Howard.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications. The goal of the Governance and Nominating Committee is to identify nominees who will contribute to our overall corporate goals and objectives. In making such evaluation, the Governance and Nominating Committee considers a nominee’s character, judgment, business experience, personal and professional background, areas of expertise and contribution to diversity of the Board in light of its then-current composition and the Governance and Nominating Committee’s assessment of the perceived needs of the Board. The Governance and Nominating Committee considers the qualifications of each potential nominee not only for their individual strengths, but also for the potential contribution to the Board as a group. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board for approval.

Stockholder Nominees. The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the 2014 Annual Meeting of Stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to May 21, 2014, the date that is the one year anniversary of the 2013 Annual Meeting (the deadline for nominations for the 2014 Annual Meeting of Stockholders is between February 5, 2014 and March 7, 2014). Notwithstanding the foregoing, if the 2014 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days after the date that is the one year anniversary of the 2013 Annual Meeting, then notice by the stockholder to be timely for the 2014 Annual Meeting must be delivered no later than 75 days prior to and no earlier than 105 days prior to the actual date of the 2014 Annual Meeting of Stockholders, or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2014 Annual Meeting of Stockholders is first made by our Board.

Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Governance and Nominating Committee and as necessary to satisfy the rules of the SEC. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and corporate governance principles, and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

There have been no changes to the procedures by which our security holders may recommend nominees to our Board since the filing of our Definitive Proxy Statement on April 30, 2012 for our 2012 annual meeting of stockholders, which was held on May 17, 2012.

Communication with the Board

You may contact the Board by sending an email to directors@steelexcel.com or by mail to: Board of Directors, c/o Investor Relations, Steel Excel Inc., 590 Madison Avenue, 32nd Floor, New York, New York 10022. An employee will forward these emails and letters directly to the Board. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on our website at www.steelexcel.com under the tab “Investors—Corporate Governance.”

Code of Conduct

We maintain a Code of Business Conduct, Ethics, and Compliance, which incorporates our code of ethics that is applicable to all employees, including all officers, and our independent directors with regard to their Steel Excel-related activities. The Code of Business Conduct, Ethics, and Compliance incorporates our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. It also incorporates our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the SEC, and other public communications. In addition, it incorporates our guidelines pertaining to topics such as non-discrimination; fair competition and conflicts of interest. The full text of the Code of Business Conduct, Ethics, and Compliance is published on our website under “Investors – Corporate Governance” at www.steelexcel.com. We will post any amendments to the Code of Business Conduct, Ethics, and Compliance, as well as any waivers that are required to be disclosed by the rules of the SEC on our website.

Majority Voting and Director Resignation Policy

In May 2009, our Board amended our bylaws to provide for a majority voting standard for the election of directors in uncontested elections and added a director resignation policy in our Corporate Governance Principles. In accordance with our Corporate Governance Principles, in an uncontested election, our Board will not nominate an incumbent director for re-election as a director unless, prior to such nomination, the incumbent has submitted a resignation as a director, which resignation will be effective upon the earlier of (i) the Boards’ acceptance of the director’s resignation following the director’s failure to receive a sufficient number of votes for re-election at any meeting of the stockholders of the Company at which the director’s seat on the Board is subject to election or (ii) the 90th day after certification of the election results evidencing such failure to be re-elected. Prior to the effectiveness of such resignation, the Board may reject such resignation and permit the director to withdraw such resignation.

Under our Corporate Governance Principles, if an incumbent director fails to receive the required vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the

Board. Thereafter, the Board will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. If the Board decides to reject the resignation, it will permit the director to withdraw the resignation prior to its effectiveness. The Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Required Vote and Board Recommendation

In uncontested elections, directors will be elected by a majority of the votes cast at the meeting, at which a quorum is present either in person or by proxy. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining if a quorum is present. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your shares with respect to the election of directors to our Board. Such abstentions and broker non votes will have no effect on the outcome of the election of directors to our Board, but such shares will be counted for purposes of establishing a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—APPROVAL OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are requesting approval, on an advisory basis, of the compensation of our named executive officers as presented in the Compensation Discussion and Analysis beginning on page 27 and the compensation tables relating thereto.

As described in detail in our Compensation Discussion and Analysis, upon our entry into the Amended and Restated Management Services Agreement, dated as of August 1, 2012 (as amended, the “Amended Management Services Agreement”), with SP Corporate Services LLC (“SP Corporate”), SP Corporate provides us with the services of all of our named executive officers, and we pay SP Corporate directly for such services. Pursuant to the terms of the Amended Management Services Agreement, SP Corporate is responsible for compensating all of our executive officers, including our named executive officers. However, we may elect to provide equity compensation to our executive officers, but expect to do so after taking into account the recommendations of SP Corporate. During fiscal 2012, after considering the recommendation of SP Corporate, we made discretionary grants of restricted stock to Messrs. Quicke and McGill, in their capacity as Interim President and Chief Executive Officer, and Vice President, General Counsel and Secretary, respectively.

The Board recommends that stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement by approving the following advisory resolution:

RESOLVED, that the stockholders of Steel Excel Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables as set forth in this Proxy Statement.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the compensation of our named executive officers. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your uninstructed shares on this proposal. Such abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF

THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 3—RE-APPROVAL OF THE MATERIAL TERMS

OF THE PERFORMANCE GOALS UNDER THE 2004 EQUITY PLAN

Stockholders are being requested to re-approve the material terms of the performance goals under the 2004 Equity Plan. The 2004 Equity Plan was last approved by our stockholders on October 23, 2008 in connection with the amendment and restatement of the plan. Since such date, the 2004 Equity Plan was amended by our Board on November 17, 2011 to clarify that the “fair market value” for purposes of the plan may be determined by reference to the closing price of the our shares if listed on an established securities market (determined in accordance with Treasury Regulations Section 1.897-1(m)), or if not listed on an established securities market, then determined by the committee of directors administering the plan. The 2004 Equity Plan was further amended by our Board on November 17, 2011 to remove the prohibition on restricted stock vesting within one year of the date of grant.

In order to allow us to continue to grant awards under the 2004 Equity Plan that are intended to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m), we are required to have our stockholders re-approve the material terms of the performance goals under the 2004 Equity Plan. Stockholders are not being asked to approve an increase in the number of shares authorized for issuance under the 2004 Equity Plan.

Section 162(m) generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to its “covered employees.” A “covered employee” is any employee who on the last day of the tax year is either (i) the Chief Executive Officer or (ii) among the other three highest compensated executive officers (other than the Chief Financial Officer). Compensation is exempt from this limitation, however, if it qualifies as performance-based compensation.

The 2004 Equity Plan is designed so that performance based compensation payable thereunder is intended to be deductible under Section 162(m). One of the requirements of performance-based compensation is that the material terms of the performance goals under which compensation may be paid be disclosed and approved by a public company’s stockholders. Accordingly, stockholder re-approval of the material terms of the performance goals is necessary for us to continue to meet the requirements for tax deductibility under Section 162(m) for certain awards to be made under the 2004 Equity Plan. The material terms of the performance goals are being re-submitted for approval at this Meeting under Section 162(m) and Treasury regulations issued thereunder, which require the Company to obtain stockholder approval of such items every five years. The material terms of the performance goals under the 2004 Equity Plan were last approved by our stockholders in 2008 in connection with stockholder approval of the amendment and restatement of the plan. The effectiveness of the 2008 stockholder approval would otherwise expire in 2013 for Section 162(m) purposes. If the stockholders fail to re-approve the material terms of the performance goals of the 2004 Equity Plan, then certain awards that may be granted in the future under the 2004 Equity Plan may not qualify as performance-based compensation and, in some circumstances, the Company may be denied a tax deduction for such compensation. For purposes of Section 162(m), the material terms of the performance goals include: (1) the employees eligible to receive compensation, (2) the business criteria used for performance-based goals, and (3) the maximum amount of compensation that can be paid to an employee under various types of awards. Each of these aspects is discussed below.

Summary of Material Features of the 2004 Equity Plan

The following are key features of the 2004 Equity Plan.

Shares Reserved

The number of shares reserved for issuance under the 2004 Equity Plan is 1,450,000 shares, which number was proportionately adjusted to give effect to the 1-for-500 reverse stock split that occurred after the close of business on October 3, 2011, followed by the 50-for-1 forward stock split that occurred immediately thereafter (the “Reverse/Forward Split”). Each of the limitations on awards indicated below was also proportionately adjusted to give effect to the Reverse/Forward Split.

As of December 31, 2012, there were 1,674,321 shares available for future issuance under the 2004 Equity Incentive Plan. The settlement in cash of an award granted under the 2004 Equity Plan will not reduce the number of shares available for issuance. As shares covered by an award granted under the 2004 Equity Plan can no longer be issued under such award, they become available again under the 2004 Equity Plan. Shares issued under the 2004 Equity Plan will become available again under the 2004 Equity Plan as we reacquire them pursuant to the terms on which they were issued.

Administration

The 2004 Equity Plan is administered by the Compensation Committee. The Compensation Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards at the time of each grant. The Compensation Committee also has the authority to amend and make binding interpretations of any awards. No amendment or exchange of a stock option or stock appreciation right shall have the effect of a repricing unless we first obtain our stockholders’ approval of such action.

If we experience a stock dividend, reorganization or other change in our capital structure, the Compensation Committee has discretion to adjust the number of shares available for issuance under the 2004 Equity Plan, the outstanding awards and the per-person, aggregate share-limits on awards, as appropriate to reflect the stock dividend or other change.

Following our entry into the Amended Management Services Agreement with SP Corporate, we expect that the Compensation Committee will make equity awards to our officers and employees after taking into account the recommendation of SP Corporate. For a description of the functions of our Compensation Committee, see “Compensation Discussion and Analysis – Role of the Compensation Committee.” For a description of the management services arrangement with SP Corporate, see “Compensation Discussion and Analysis – Overview” and “Transactions with Related Persons – Certain Related Party Transactions.”

Eligibility to Receive Types of Awards; Performance Criteria; Limitation on Share Awards

Incentive stock options can only be granted under the 2004 Equity Plan to employees. All other awards can be granted to employees or consultants, which include Messrs. Lichtenstein, Howard, Quicke and McGill, as a result of the services rendered to us by such persons. Non-employee directors are not eligible for awards under the 2004 Equity Plan. The actual number of individuals who will receive an award under the 2004 Equity Plan cannot be determined in advance because the Compensation Committee, generally after taking into account the recommendation of SP Corporate, has the discretion to select the participants.

No individual may receive more than 200,000 shares under all awards granted under the 2004 Equity Plan in any calendar year, except that an individual may receive awards covering up to 300,000 shares when granted during the first 12 months of their employment by us.

In determining whether an award should be made, and/or the vesting schedule for any such award, the Compensation Committee may impose whatever conditions to vesting that it determines are appropriate. For example, the Compensation Committee may decide to grant an award only if the participant satisfies performance goals established by the Compensation Committee. The Compensation Committee may set performance periods and performance goals that differ from participant to participant. The Compensation Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee may (but is not required to) specify performance goals for the entire company and/or one of our business units. Under the 2004 Equity Plan, the Compensation Committee is authorized to specify performance goals based on one or more of the following business criteria: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its affiliates or operating units.

After the end of each performance period, a determination will be made pursuant to Section 162(m) as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The portion (if any) of an award that is actually released to a participant will be determined by the level of actual performance.

Discretionary Awards

Stock Options. A stock option is the right to purchase shares of our Common Stock at a fixed exercise price for a fixed period of time. Under the 2004 Equity Plan, the Compensation Committee may grant nonstatutory and incentive stock options (provisions of the Code make the distinction significant and are discussed in the tax section below). Options granted under the 2004 Equity Plan expire at the times established by the Compensation Committee, but not later than 10 years after the grant date. No more than 3,500,000 shares (including reissuances) may be issued pursuant to the exercise of incentive stock options.

The exercise price of the shares subject to each incentive stock option cannot be less than 100% of the fair market value of our Common Stock on the date of grant (110% in the case of an incentive stock option granted to a 10% stockholder). The 100% of fair market value on the date of grant also applies to nonstatutory stock options, except the Compensation Committee may discount the exercise price by no more than 15% if the participant foregoes some portion of salary or bonus. The exercise price must be paid in full at the time of the exercise. The Compensation Committee may permit payment through the tender of shares that are already owned by the participant, or by any other means that the Compensation Committee determines to be consistent with the purpose of the 2004 Equity Plan.

Restricted Stock. Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Compensation Committee. The Compensation Committee determines the purchase price for an award of restricted stock on the date of grant. The Compensation Committee also determines the number of shares of restricted stock granted.

Restricted Stock Units. Restricted stock units typically would obligate us to issue a specific number of our shares in the future if the vesting terms and conditions established by the Compensation Committee are satisfied, but may provide that we can elect to settle the award in cash. The 2004 Equity Plan provides that the earliest vesting date shall not be before the first anniversary of the date of grant.

Stock Appreciation Rights. Stock appreciation rights typically would obligate us to issue shares of our Common Stock in the future if the vesting terms and conditions scheduled by the Compensation Committee are satisfied, and if there has been an appreciation in value of our share price from the date of grant. The Compensation Committee determines the terms and conditions of stock appreciation rights, but the 2004 Equity Plan requires expiration no later than 7 years from the date of grant. Our obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Compensation Committee may determine.

Transferability of Awards

Generally, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. The Compensation Committee may permit, in the exercise of its discretion and subject to applicable law, the transfer of any award.

Effect of Certain Events

Death or Disability. Options and stock appreciation rights granted to a participant fully vest on that participant’s death or disability. The effect of death of a participant’s death or disability on the vesting of other awards may be set forth in a participant’s award agreement.

Dissolution or Liquidation. All awards terminate, to the extent unexercised or unvested, upon our liquidation or dissolution. Unvested shares that are then outstanding will be reacquired by us pursuant to their terms. The Compensation Committee may also, in its discretion, provide for full or partial vesting acceleration of any award.

Merger or Asset Sale. If we merge with or into another corporation or sell substantially all of our assets, then unless our successor assumes or substitutes the awards (other than restricted stock) then outstanding, they shall fully vest and be exercisable as to all shares they then cover for a period of time determined by the Compensation Committee and thereafter expire. With respect to then-outstanding restricted stock our repurchase rights will not be assigned to our successor unless such restricted stock is assumed or substituted by our successor.

Change of Control. If more than 50% of our shares or voting securities are acquired by any one or more of certain persons, or there is a merger with the same effect, or we sell or dispose of substantially all of our assets, or at the end of any two-year period the majority of the directors on our board are not “Incumbent Directors” (as defined in the 2004 Equity Plan), then upon the occurrence of such an event, and an employee participant’s employment being terminated by us or our successor within one year of the change of control, then all awards held by such participant will vest on the date of termination.

New Plan Benefits

Future awards to our executive officers and employees are discretionary. At this time, therefore, the benefits that may be received by our executive officers and other employees and consultants are not determinable.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2004 Equity Plan. Tax consequences for any particular individual may be different. The participant must pay any taxes we are required to withhold at the time of the exercise or settlement.

Incentive Stock Options. No taxable income is recognized on grant of an incentive stock option nor on its exercise (unless the participant is subject to the alternative minimum tax (“AMT”)). If the participant holds the stock acquired upon exercise of an incentive stock option (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the participant disposes of ISO Shares prior to the expiration of either required holding period described above (a “disqualifying disposition”), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the participant.

Alternative Minimum Tax. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is 26% of an individual taxpayer’s alternative minimum taxable income up to $175,000, plus 28% of any alternative minimum taxable income in excess of $175,000. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount (subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the incentive stock option, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. A participant will not have taxable income upon grant unless he or she elects under Section 83(b) of the Code to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares received minus any amount paid for the shares.

Restricted Stock Units. A participant will not be taxable upon grant or upon vesting of a restricted stock unit. Instead, he or she will be taxed upon receipt of the shares or cash value of the shares at the time that the shares or cash is distributed to the participant. The participant may not make an election under Section 83(b) of the Code with respect to any restricted stock unit.

Tax Effect on the Company. We generally will be entitled to a tax deduction in connection with an award under the 2004 Equity Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers (other than the Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Equity Plan, setting limits on the number of shares subject to awards that any individual may receive in a calendar year, and for awards other than certain stock options or stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2004 Equity Plan, which was previously approved by our stockholders, was designed to permit the Compensation Committee to grant certain awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

The material terms of the performance goals are being re-submitted for approval at the Annual Meeting under Section 162(m) and Treasury regulations issued thereunder, which require the Company to obtain stockholder approval of such items every five years. The effectiveness of the 2008 stockholder approval of the performance goals would otherwise expire in 2013 for Section 162(m) purposes. If the stockholders fail to re-approve the material terms of the performance goals of the 2004 Equity Plan, then certain awards that may be granted in the future under the 2004 Equity Plan may not qualify as performance based compensation and, in some circumstances, the Company may be denied a tax deduction for such compensation.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to re-approve the material terms of the performance goals under the 2004 Equity Plan. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your uninstructed shares on this proposal. Such abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2004 EQUITY PLAN

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is considering appointing BDO USA, LLP (“BDO”) as our independent registered public accounting firm for our fiscal year ending December 31, 2013, and our stockholders are being asked to ratify the Audit Committee’s potential appointment. Representatives of BDO are not expected to be present at our Annual Meeting.

If our stockholders fail to ratify BDO’s appointment, the Audit Committee will reconsider the appointment of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2013. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Steel Excel and our stockholders.

Fees Paid to BDO

The following table presents information regarding the fees estimated and billed by BDO for the 2012 and 2011 fiscal years.

Nature of Services	2012 Fiscal Year	2011 Fiscal Year
Audit Fees	$460,099	$273,600
Audit-Related Fees	60,700	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$520,799	$273,600

Audit Fees. This category includes professional services rendered for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Reports of Form 10-Q and services that were provided in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. This category includes professional services relating to due diligence for acquisitions activities during fiscal 2012.

In addition to the audit fees indicated above for our 2011 fiscal year, $118,000 of audit fees were incurred in connection with the audits by BDO of our consolidated financial statements as of September 30, 2011 and for the nine months then ended, and of the adjustments made to classify our former Aristos business as discontinued operations and to retroactively adjust outstanding share and per share information for the October 2011 reverse/forward split of our Common Stock for the statements for the nine month transition period ended December 31, 2010 (the “Transition Period” or “2010T”) and the fiscal years ended March 31, 2010 and 2009. These audit services were performed at the request of Steel Holdings, so that it could incorporate these financial statements into its registration statement on Form 10. Steel Holdings fully reimbursed us for the costs incurred for these audit services.

Change of Independent Registered Public Accounting Firm

On June 22, 2011, we dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm. Our Audit Committee approved the dismissal of PwC. The audit reports of PwC on the consolidated financial statements for the Transition Period and the fiscal year ended March 31, 2010 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. During the Transition Period, the two fiscal years ended March 31, 2010 and 2009, and the subsequent interim period through June 22, 2011, there were (i) no disagreements between us and

PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports for the Transition Period and such fiscal years, and (ii) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided PwC with a copy of the foregoing disclosures and requested that PwC furnish a letter addressed to the SEC stating whether it agrees with the above statements made by us. A copy of PwC’s letter, dated June 27, 2011, is filed as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on June 28, 2011.

On June 22, 2011, our Audit Committee engaged BDO to be our new independent registered public accounting firm for the years ending December 31, 2011 and December 31, 2012. During the Transition Period, the two fiscal years ended March 31, 2010 and 2009, and the subsequent interim period through June 22, 2011, neither we nor anyone on our behalf consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by BDO that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to PricewaterhouseCoopers LLP

The following table presents information regarding the fees billed by PwC for our 2011 fiscal year.

Nature of Services	2011 Fiscal Year
Audit Fees	$96,500
Audit-Related Fees	—
Tax Fees	—
All Other Fees	30,078

Total Fees	$126,578

Audit Fees. This category includes review of our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended April 1, 2011, services that were provided in connection with statutory and regulatory filings or engagements, and a fee for inclusion of PwC’s opinion in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

All Other Fees. This category includes professional services rendered by PwC that were related to annual subscription fees to PwC’s online research tool for accounting literature.

In addition to the audit fees indicated for the 2011 fiscal year specified above, we paid PwC $60,000 in audit fees in connection with the update of our historical consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Transition Report on Form 10-KT for the transition period ended December 31, 2010 and for the fiscal years ended March 31, 2010 and 2009 to present the results of our former Aristos business as discontinued operations on a retroactive basis for the Transition Period and the fiscal years ended March 31, 2010 and 2009. These audit services were performed at the request of Steel Holdings, so that it could incorporate these financial statements into its registration statement on Form 10. Steel Holdings fully reimbursed us for the costs incurred for these audit services.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a de minimis exception set forth in the SEC rules (the “De Minimis

Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception. In fiscal 2012 and 2011, the Audit Committee followed SEC guidelines in approving all services rendered by BDO. In fiscal 2011, the Audit Committee followed SEC guidelines in approving all services rendered by PwC.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2013. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. As discussed above, if you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your uninstructed shares on this proposal. If a broker chooses to leave these uninstructed shares unvoted, such shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF

THE APPOINTMENT OF BDO USA, LLP

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our Common Stock as of April 23, 2013 by (a) each beneficial owner of 5% or more of our outstanding Common Stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” listed in the Summary Compensation Table below and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 12,801,584 shares of our Common Stock outstanding as of April 23, 2013. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our Common Stock. Unless otherwise indicated in the footnotes to the table below, each beneficial owner listed below maintains a mailing address of c/o Steel Excel Inc., 2603 Camino Ramon, Suite 200, San Ramon, California 94583.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power and those shares of Common Stock that the stockholder has the right to acquire within 60 days after April 23, 2013, including through the exercise of an option or vesting of a restricted stock unit, or “RSU”. The “Percentage of Shares” column treats as outstanding all shares underlying options that are exercisable within 60 days after April 23, 2013, or vesting of an RSU held by the Directors and named executive officers individually and as a group, but not shares underlying equity awards that are exercisable by other stockholders.

	Steel Excel Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Jack L. Howard	31,875	*
Warren G. Lichtenstein	51,002	*
Leonard J. McGill	3,000	*
John Mutch	19,750	*
John J. Quicke	26,875	*
Gary W. Ullman	7,938	*
Robert J. Valentine	4,625	*
Mark A. Zorko	1,250	*
Directors and executive officers as a group (8 persons) (2)	146,315	1.1%
5% Stockholders:
SPH Group Holdings, LLC (3)	6,611,899	51.6%
Dimensional Fund Advisors LP (4)	845,047	6.6%
GAMCO Investors, Inc. (5)	1,424,115	11.1%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired within 60 days after April 23, 2013, upon exercise of stock options or the vesting of RSUs, in each case granted under our equity incentive plans:

Name	Number of Shares Subject to Options or Restricted Stock Units
Jack L. Howard	6,250
Warren G. Lichtenstein	21,876
Leonard J. McGill	—
John Mutch	9,500
John J. Quicke	6,250
Gary W. Ullman	4,125
Robert J. Valentine	1,625
Mark A. Zorko	208

(2)	Includes shares beneficially owned by all of our current directors and executive officers as of April 23, 2013.

(3)

Based on information provided in the Form 4 filed with the SEC jointly on June 19, 2012 by Steel Holdings, a Delaware limited partnership, SPH Group LLC, a Delaware limited liability company (“SPHG”), SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), Steel Holdings GP, a Delaware corporation and BNS Holding, Inc., a Delaware corporation (“BNS”). Warren G. Lichtenstein, an officer and director of Steel Holdings GP, is the President of our wholly-owned subsidiary Steel Sports Inc., and is a member of our Board. Jack L. Howard, an officer of Steel Holdings GP, is our principal executive officer and a member of our Board. John J. Quicke, an employee of a subsidiary of Steel Holdings, is our President, Chief Executive Officer of Steel Energy and a member of our Board. Mark A. Zorko, an employee of a subsidiary of Steel Holdings, is our Chief Financial Officer. The address of the Reporting Persons other than BNS is 590 Madison Avenue, 32nd Floor, New York, New York 10022. The address of BNS is 49 Stanton Avenue, Riverside, Rhode Island 02915. As reported in the Form 4, SPHG Holdings owned directly 6,611,899 shares. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. By virtue of these relationships, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the shares owned directly by SPHG Holdings. Each of Steel Holdings, SPHG Holdings, SPHG and Steel Holdings GP is deemed to have shared power to vote and dispose of the shares owned directly by SPHG Holdings.

(4)	Based solely on information contained in Amendment No. 5 to Schedule 13G filed by Dimensional Fund Advisors, L.P. a Delaware limited partnership (“Dimensional”) with the SEC on February 11, 2013. Dimensional reported that it had sole voting power with respect to 835,767 shares and sole dispositive power with respect to 845,047 shares. In its filing, Dimensional states that it is an investment advisor under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser and/or manager to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses voting and/or investment power over the shares held by the Funds. However, all shares reported are owned by the Funds. Dimensional, on behalf of itself and its subsidiaries, disclaims beneficial ownership of the shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based solely on information contained in Amendment No. 7 to Schedule 13D filed by Gabelli Funds, LLC, a New York limited liability company (“Gabelli Funds”), GAMCO Asset Management, a New York

corporation (“GAMCO”), Teton Advisors, Inc., a Delaware corporation (“Teton Advisors”), GGCP Inc., a Wyoming corporation (“GGCP”), GAMCO Investors Inc., a New York corporation (“GBL”), and Mario J. Gabelli with the SEC on August 20, 2012. The filing reports that (i) Gabelli Funds has sole voting power and sole dispositive power over 233,110 shares; (ii) GAMCO has sole voting power over 767,767 shares and sole dispositive power over 780,167; (iii) Teton Advisors has sole voting power and sole dispositive power over 401,838 shares, and GGCP has sole voting power and sole dispositive power over 9,000 shares. Mario J. Gabelli is deemed to have beneficial ownership of the shares owned by each of Gabelli Funds, GAMCO, Teton Advisors and GGCP. GBL and GGCP are deemed to have beneficial ownership over the shares owned by each of Gabelli Funds, GAMCO and Teton Advisors. The address of these parties other than GGCP is One Corporate Center, Rye, New York 10580-1435. The address of GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.

EXECUTIVE OFFICERS

Our executive officers as of April 23, 2013 are Jack L. Howard, Vice Chairman and principal executive officer, John J. Quicke, President and Chief Executive Officer of our Steel Energy segment, Mark A. Zorko, Chief Financial Officer and Leonard J. McGill, our Vice President, General Counsel and Secretary. Messrs. Howard and Quicke also serve as directors, and their biographical information is included in Proposal 1- Election of Directors.

Mr. Zorko, age 61, served as our Interim Chief Financial Officer from August 9, 2011, until he was appointed Chief Financial Officer on October 1, 2011. Mr. Zorko has notified the Board of his resignation as Chief Financial Officer, which is effective May 7, 2013. Mr. Zorko has served as Chief Financial Officer of DGT Holdings Corp., a corporation engaged in developing, manufacturing and marketing medical and dental imaging systems and power conversion subsystems worldwide, since August 30, 2006. Mr. Zorko has also been employed by SP Corporate, a limited liability company that provides financial and reporting personnel, as well as other services to companies, and additionally offers other services, since October 2011. Each of DGT Holdings and SP Corporate are affiliates of Steel Holdings. From 2000 to 2010, he was a CFO Partner at Tatum, LLC, a professional services firm, through which he held Chief Financial Officer positions with public and private client companies. His prior experience also includes serving as the corporate controller for Zenith Data Systems Corporation, a computer manufacturing and retail electronics company, and finance manager positions with Honeywell, Inc. Mr. Zorko was a senior staff consultant with Arthur Andersen & Co. Mr. Zorko served in the Marine Corps. from 1970 to 1973. He is on the Board of Directors and chairman of the Audit Committee of MFRI, Inc., a publicly held company engaged in the manufacture and sale of piping systems, filtration products, industrial process cooling equipment and the installation of HVAC systems. Mr. Zorko is on the audit committee for Opportunity Int’l, a microfinance bank, and on the Finance Committee for the Alexian Brothers Health System. Mr. Zorko earned a BS degree in accounting from The Ohio State University, an MBA from the University of Minnesota, and completed the FEI’s Chief Financial Officer program at Harvard University. He is a Certified Public Accountant and a member of the National Association of Corporate Directors.

Leonard J. McGill, age 55, was appointed Vice President, General Counsel and Secretary in June 2012. Mr. McGill also serves as Senior Vice President, Chief Legal Officer and Assistant Secretary of Handy & Harman Ltd., a position to which he was appointed to in January 2012. He joined Steel Partners in November 2011 and has been Senior Vice President, General Counsel and Secretary of Steel Holdings GP since January 2012. Previously, from May 2010 to October 2011, Mr. McGill was Senior Vice President, Secretary and General Counsel of Ameron International Corporation, a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets, and from 2002 to 2010 was with Fleetwood Enterprises, Inc., a producer and distributor of recreational vehicles and manufactured housing, where he was Senior Vice President, General Counsel and Secretary. Fleetwood filed for Chapter 11 bankruptcy protection in March 2009. Prior to joining Fleetwood Mr. McGill was of counsel to the international law firm of Gibson Dunn & Crutcher LLP. He is a graduate of the Georgetown University Law Center.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis section discusses our executive compensation philosophy, decisions and practices for fiscal 2012. As set forth in the Summary Compensation Table below, our named executive officers for fiscal 2012 were John J. Quicke, our Interim President and Chief Executive Officer, Mark A. Zorko, our Chief Financial Officer, and Leonard J. McGill, our Vice President, General Counsel and Secretary.

We entered into a Management Services Agreement, dated as of October 1, 2011 (the “Original Management Services Agreement” and together with the Amended Management Services Agreement, the “Management Services Agreement”), with SP Corporate, an affiliate of Steel Holdings which, together with its affiliates, owns approximately 51.6% of our outstanding shares of Common Stock as of the Record Date. Pursuant to the Original Management Services Agreement, among other things, Mr. Zorko was appointed as our Chief Financial Officer, and subsequently Mr. McGill was appointed as our General Counsel and Secretary. Under the Original Management Agreement, SP Corporate was generally responsible for the compensation of Mr. Zorko, and we paid SP Corporate an agreed upon fee for his services. Mr. McGill’s services were also provided by SP Corporate.

In 2012, following our acquisition of three operating businesses and our expanded need for services from SP Corporate, we entered into the Amended Management Services Agreement with SP Corporate . Pursuant to the Amended Management Services Agreement, among other things, Mr. Quicke who formerly served as our Interim President and Chief Executive Officer pursuant to an Independent Contractor Agreement, began to serve as our Interim President and Chief Executive Officer as of August 1, 2012 through SP Corporate. At such time, except as noted below, we ceased to compensate Mr. Quicke under his Independent Contractor Agreement, and instead, the fee paid to SP Corporate included payment for his services, and SP Corporate became responsible for Mr. Quicke’s compensation.

Notwithstanding the Amended Management Services Agreement, we may elect to provide equity based compensation to our executive officers, key employees and other senior SP Corporate personnel providing services to us. We expect that we will make awards to provide equity based compensation after taking into account recommendations of SP Corporate. During August 2012, after considering the recommendation of SP Corporate, we awarded Messrs. Quicke and McGill 15,000 and 3,000 shares of restricted stock, respectively, and also made a grant of restricted stock to a senior SP Corporate employee providing services to us, as well as to several of our key employees.

A description of the terms of the Management Services Agreement and Mr. Quicke’s Independent Contractor Agreement is set forth under the heading “Transaction with Related Persons-Certain Related Person Transactions”.

Compensation Philosophy

Historically, we have believed that the most effective compensation program is one that is designed to reward the achievement of our financial, strategic and corporate goals, and which aligns executives’ interests with those of our stockholders. At our 2012 Annual Meeting of Stockholders, our stockholders expressed their support of our executive compensation programs designed to achieve this objective, with approximately 96% of votes cast approving our executive compensation.

Following our entry into the Amended Management Services Agreement, we pay a fixed fee to SP Corporate for the services of all of our executive officers, and SP Corporate is responsible for our executive officers’ compensation. We believe that this arrangement is beneficial to our stockholders because we can obtain executive officer, management and other necessary services under the Amended Management Services

Agreement that are tailored to our needs for a fixed fee, without the need to maintain benefit and other programs for the executives and other personnel performing such services. Additionally, we believe that any equity awards that we determine to award our executive officers will directly align their interests with our stockholders. For a description of the Amended Management Services Agreement, including the services available to us thereunder, see “Transaction with Related Persons-Certain Related Person Transactions”.

Role of the Compensation Committee

Historically, the Compensation Committee ensured that our executive compensation and benefits program were consistent with our compensation philosophy and our corporate governance guidelines. Additionally, the Compensation Committee reviewed our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our named executive officers.

In this regard, the Compensation Committee and our Board were responsible for reviewing and rating our Interim Chief Executive Officer’s performance, and additionally, our Interim Chief Executive Officer was responsible for reviewing and rating the performance of his direct staff. Based upon the recommendations of our Interim Chief Executive Officer, the Compensation Committee would then exercise its own judgment in making compensation decisions and awards to our executive officers who reported to the Interim Chief Executive Officer.

Upon entering into the Amended Management Services Agreement, the Compensation Committee will no longer play a role in determining the cash compensation of our executive officers, as they will be compensated directly by SP Corporate. However, the Compensation Committee may determine to provide equity based compensation to our executive officers, but expect to do so after taking into account the recommendations of SP Corporate.

In the event that SP Corporate did not provide the services of our executive officers, then the Compensation Committee would again be responsible for developing and implementing compensation programs for our executive officers that are consistent with such philosophy.

External Advisors

The Compensation Committee has the authority to engage the services of outside advisors, and does so as needed. In fiscal 2012, the Compensation Committee did not engage any such advisors.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to employees. We account for equity compensation paid to our employees under the accounting guidance related to stock-based compensation, which requires us to estimate and record an expense over the service period of the award. The stock-based compensation cost of our equity awards is considered by management as part of its equity grant recommendations to the Compensation Committee.

Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our principal executive officer and certain other of our most highly compensated executive officers. This limitation does not apply to compensation that is considered performance-based under applicable tax rules. In the past several years, we have not awarded any performance-based compensation to our executive officers, as none of such officers has exceeded $1 million in annual compensation. Instead, we have issued time-based restricted stock units (“RSUs”) and restricted stock awards. However, the Compensation Committee retains the right to grant performance-based compensation in the future if it deems appropriate. The ability of the Compensation Committee to grant performance-based compensation under the 2004 Equity Plan is contingent upon stockholder re-approval of the material terms of the performance goals under the 2004 Equity Plan pursuant to Proposal No. 3 of this Proxy Statement.

Fiscal 2012 Compensation to our Named Executive Officers

During the first seven months of 2012, Mr. Quicke received a cash payment of $30,000 per month pursuant to the terms of an independent contractor agreement entered into by Mr. Quicke and the Company on February 2, 2010, as amended, which amount is in addition to his compensation as a non-executive member of our Board. The amount of Mr. Quicke’s monthly payments for his service as Interim President and Chief Executive Officer had not increased since the independent contractor agreement was entered into a short period after Mr. Quicke assumed the role of Interim President and Chief Executive Officer. However, we made an additional cash payment of $11,000 per month for June and July 2012 to Mr. Quicke for his service as the Chief Executive Officer of our newly acquired subsidiary, Sun Well Service, Inc. (“Sun Well”), during such months, which was in addition to his responsibilities as our Interim President and Chief Executive Officer. Mr. Quicke did not participate in the benefit programs of the Company during the period he was providing services under the independent contractor agreement. The Board, upon the recommendation of the Compensation Committee, initially determined to compensate Mr. Quicke as an independent contractor based upon the fact that Mr. Quicke would be working part-time in the capacity as the Interim President and Chief Executive Officer of the Company on a non-exclusive basis.

For the first seven months of 2012, Mr. Zorko rendered service to us as our Chief Financial Officer pursuant to the Original Management Services Agreement. Pursuant to the Original Management Services Agreement, SP Corporate provided Mr. Zorko as our Chief Financial Officer, as well as a financial reporting manager, in each case, on a non-exclusive basis, for $35,000 per month. From the date of his election as our Vice President, General Counsel and Secretary until August 1, 2012, Mr. McGill also rendered services to us on a non-exclusive basis. We paid SP Corporate for the services of Mr. McGill on an hourly basis determined at market rates agreed to by the SP Corporate and the Company, as provided for in the Original Management Services Agreement. SP Corporate was responsible for compensating and providing all applicable employment benefits to Messrs. Zorko and McGill under the Original Management Services Agreement.

In August 2012, we paid an additional $275,000 to SP Corporate for services provided by Mr. Quicke and Mr. Zorko during the first seven months of fiscal 2012 that were beyond what had been anticipated at the time the Original Management Services Agreement was entered into. During the first seven months of fiscal 2012, the Company completed acquisitions of the assets and business of Eagle Well Services, Inc. (which operated as Well Services Ltd. immediately after the acquisition (“Well Services”)) and Sun Well, which companies were consolidated during such period, and now operate as Sun Well. Following the completion of the acquisition of the Well Services business on February 9, 2012, until it was combined with Sun Well on May 31, 2012, Mr. Zorko functioned as the President and Chief Executive Officer of Well Services.

On August 1, 2012, the Amended Management Services Agreement became effective. Pursuant to this agreement, SP Corporate provides the services of Messrs. Quicke, Zorko and McGill, along with other SP Corporate employees, for the amount of $3,600,000 annually, which is paid in equal monthly installments. On the effective date of the Amended Management Services Agreement, Mr. Quicke’s Independent Contractor Agreement was terminated.

The salary information for Mr. Quicke provided in the Summary Compensation Table reflects compensation paid under Mr. Quicke’s Independent Contractor Agreement for service as our Interim President and Chief Executive Officer during the first seven months of fiscal 2012 and the extra cash payments made to him for serving as Chief Executive Officer of Sun Well. With respect to the cash compensation of Messrs. Zorko, McGill and, in the case of Mr. Quicke, for the period beginning on August 1, 2012, SP Corporate has informed us that it cannot identify the portion of the compensation paid to our executive officers for service to us as it does not compensate its employees specifically for such service. As a result, such information is not included in the Summary Compensation Table or other compensation tables. However, information regarding the discretionary equity award granted to Messrs. Quicke and McGill is included in the Summary Compensation Table.

After taking into account the recommendation of SP Corporate, the Compensation Committee made discretionary equity awards of 15,000 and 3,000 shares of restricted stock to Messrs. Quicke and McGill, respectively under our 2004 Equity Plan. These awards are subject to transfer restrictions and risk of forfeiture until they vest on August 7, 2013 or earlier under certain circumstances described under “Potential Payments upon Termination or Change-in-Control”. We determined to make the award to Mr. Quicke in recognition of the increased complexity of the operations of the Company following our completed acquisitions in 2012 and in consideration of the total amount of compensation paid to Mr. Quicke since his appointment as our Interim President and Chief Executive Officer. The award to Mr. McGill was made in order to directly align his interest with our stockholders.

Compensation Risk Assessment

The Compensation Committee reviewed our employee compensation policies and practices and determined that such policies and practices, taken as a whole, are not likely to have a material adverse effect on us. The Compensation Committee considered that it is SP Corporate’s obligation to compensate our employees who would likely be in a position to engage in speculative behavior on our behalf. As such employees are furnished to us on a non-exclusive basis, and as indicated by SP Corporate, are not specifically compensated for their services to us, the risk of their compensation creating an incentive to engage in behavior that would jeopardize the Company is significantly lessened. The Compensation Committee does not believe that the discretionary equity awards made to Messrs. Quicke and McGill, a senior employee of SP Corporate and several key employees have led to excessive risk taking by the recipients based upon the fact that these awards were granted in the Compensation Committee’s discretion during fiscal 2012 at the recommendation of SP Corporate, are not performance based, but instead, are service based. The Compensation Committee intends to focus on any further equity awards recommended to be awarded by SP Corporate for purposes of determining whether such awards may lead to excessive risk taking.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation paid by us to (a) Mr. Quicke, our Interim President and Chief Executive Officer during fiscal years 2012, 2011, the Transition Period and 2010, (b) Mr. Zorko, our Chief Financial Officer, during fiscal years 2012 and 2011, and (c) Mr. McGill, our Vice President, General Counsel and Secretary, during fiscal year 2012. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)		Total ($ )
John J. Quicke	2012	$232,000	(2)(3)	$—		$411,000	(4)	$—	$—	$—		$643,000
Interim President and Chief Executive Officer	2011	$360,000	(5)	$250,000	(6)	$—		$—	$—	$—		$610,000
	2010T	$270,000	(5)	$500,000	(7)	$—		$—	$—	$—		$770,000
	2010	$90,000	(5)	$—		$—		$—	$—	$—		$90,000

Mark A. Zorko	2012	$—	(3)(8)	$—		$—		$—	$—	$—		$—
Chief Financial Officer	2011	$—	(9)	$—		$64,550	(10)	$—	$—	$45,000	(11)	$109,550

Leonard J. McGill	2012	$—	(3)(8)	$—		$82,200	(12)	$—	$—	$—		$82,200
Vice President, General Counsel and Secretary

(1)	The amounts shown in these columns do not reflect dollar amounts actually received by the named executive officer. Instead, these amounts reflect the grant date fair value for awards granted, which was determined pursuant to Accounting Standards Codification Topic 718 and do not reflect the value the named executive officer has actually realized or will realize from the awards. See Note 4 in the Company’s Annual Report on Form 10-K for a description of the assumptions that the Company used to determine the fair value of the awards.

(2)	Represents compensation paid to Mr. Quicke pursuant to his Independent Contractor Agreement during the first seven months of 2012 for services as our Interim President and Chief Executive Officer and for service as the Chief Executive Officer of Sun Well during June and July 2012. Thereafter, SP Corporate was responsible for compensating Mr. Quicke for his service to us pursuant to the Amended Management Services Agreement, and his Independent Contractor Agreement was terminated. In addition to the compensation that Mr. Quicke was paid under his Independent Contractor Agreement, when it was effective, and the subsequent compensation we pay to SP Corporate for his services after August 1, 2012, Mr. Quicke also receives cash and equity compensation for his service as a board member on the same basis as all non-executive board members. His compensation as a board member is reflected in the Director Compensation Table below.

(3)	The total fees paid by the Company to SP Corporate for services in 2012 pursuant to the Management Services Agreement was $2,160,000.

(4)	Represents a discretionary grant of 15,000 shares of restricted stock awarded to Mr. Quicke for service as our Interim President and Chief Executive Officer in recognition of the increased complexity of the operations of the Company following our completed acquisitions in 2012 and in consideration of the total amount of compensation paid to Mr. Quicke since his appointment as our Interim Chief Executive Officer.

(5)	Represents compensation paid to Mr. Quicke pursuant to his Independent Contractor Agreement during the periods indicated for service as our Interim President and Chief Executive. In addition to the compensation that Mr. Quicke was paid under his Independent Contractor Agreement, Mr. Quicke also received cash and equity compensation for his service as a board member on the same basis as all non-executive board members during the periods indicated. His compensation as a board member is excluded from the cash compensation indicated.

(6)	The amount shown represents a discretionary cash bonus awarded to Mr. Quicke in recognition of his efforts to achieve certain objectives and in consideration of the total amount of compensation paid to Mr. Quicke since his appointment as our Interim Chief Executive Officer.

(7)	The amount shown represents a discretionary cash bonus earned by Mr. Quicke, our Interim President and Chief Executive Officer, in recognition of his leadership in the successful sale of our data storage and software solutions and products business to PMC-Sierra, Inc.

(8)	SP Corporate was responsible for compensating each of Messrs. Zorko and McGill for their service to us in fiscal 2012 pursuant to the Management Services Agreement.

(9)	Following Mr. Zorko’s appointment as our Chief Financial Officer on a non-interim basis on October 1, 2011, SP Corporate was paid for Mr. Zorko’s service to us pursuant to the Original Management Services Agreement. The total fees paid by the Company to SP Corporate for services in 2011 pursuant to the Original Management Services Agreement was $109,830.

(10)	Represents an award of RSUs representing 2,500 shares of our Common Stock from our 2004 Equity Plan in order to incentivize him to achieve long term corporate goals

(11)	Mr. Zorko provided assistance to us on a part time basis beginning July 1, 2011 and was appointed as our Interim Chief Financial Officer effective August 9, 2011. Under his compensation arrangement, he received $15,000 per month for service during the period of July 1, 2011 through September 30, 2011, which compensation is included in the All Other Compensation Column. Effective October 1, 2011, Mr. Zorko was appointed our Chief Financial Officer and began to receive compensation from SP Corporate.

(12)	Represents an award of 3,000 shares of restricted stock from our 2004 Equity Plan in order to directly align his interest with our stockholders.

Grants of Plan-Based Awards

The following table provides certain information with respect to awards and stock options that were made to our named executive officers during fiscal 2012:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Quicke (1)	8/7/12	$—	$—	$—	—	—	—	15,000	(2)	—	$—	$411,000
Mark A. Zorko	—	$—	$—	$—	—	—	—	—		—	$—	$—
Leonard J. McGill	8/7/12	$—	$—	$—	—	—	—	3,000	(2)	—	$—	$82,200

(1)	The stock awards set forth in the above table represent grants to him in his capacity as Interim President and Chief Executive Officer of the Company. Equity awards granted to Mr. Quicke in his capacity as a director are reflected in the Director Compensation Table below.

(2)	Represents shares of restricted stock that vest on the one year anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to unexercised stock options and unvested restricted stock and RSUs held by our named executive officers as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John J. Quicke (1)	—	—	$—	—	15,000	(2)	$374,250	(3)	—	$—
Mark A. Zorko	—	—	$—	—	1,667	(4)	$41,592	(3)	—	$—
Leonard J. McGill	—	—	$—	—	3,000	(2)	$74,850	(3)	—	$—

(1)	This table includes equity awards that were granted to Mr. Quicke in his capacity as our Interim President and Chief Executive Officers, but not equity awards made to him as a member of our Board.

(2)	Represents shares of restricted stock that vest on August 7, 2013.

(3)	The market value of these shares is determined by multiplying the number of shares by $24.95, which is the closing price for our shares of Common Stock on the OTCQB Market on December 31, 2012, the last trading day of fiscal 2012. This amount does not reflect a dollar amount actually received by the named executive officers.

(4)	The shares subject to these RSUs vest in equal quarterly installments over a two year period such that the shares will be fully vested on November 17, 2014.

Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock during 2012 for each of our named executive officers.

	Stock Options		Stock Awards
Name	Number of Shares Acquired On Exercise ($)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
John J. Quicke (1)	—	$—	—	$—
Mark Zorko	—	$—	833	$20,617	(2)
Leonard J. McGill	—	$—	—	$—

(1)	No stock awards granted to Mr. Quicke in his capacity as our Interim President and Chief Executive Officer vested during fiscal 2012. All equity awards granted to Mr. Quicke as a director are reflected in the Director Compensation Table below.

(2)	The value realized on the vesting of these shares is determined by multiplying the number of shares by $24.75, which is the closing price for our shares of Common Stock on the OTCQB Market on November 17, 2012, the vesting date.

Potential Payments upon Termination or Change-in-Control

Each of Messrs. Quicke, Zorko and McGill serve as executive officers of the Company pursuant to the Amended Management Services Agreement, and are not directly employed by us. As such, the only potential payments that any such individuals may receive as a result of termination of their service as our executive officers is pursuant to the acceleration of vesting of their equity awards under our 2004 Equity Plan under the conditions described below.

Mr. Quicke and Mr. McGill held 15,000 and 3,000 shares of restricted stock, respectively, at December 31, 2012 awarded under the 2004 Equity Plan. In the event that (i) a merger or sale of our assets occurred on December 31, 2012, and the acquiring company did not assume the obligations for the restricted stock of Mr. Quicke or Mr. McGill, or (ii) on December 31, 2012, Mr. Quicke or Mr. McGill died, became disabled or either of their status as an executive officer was terminated without “cause” (as defined in their restricted stock award agreements), then the restricted stock would immediately vest, and the value attributed to such immediate vesting for Mr. Quicke and Mr. McGill would have been $374,250 and $74,850, respectively (which value is calculated based upon the number of shares of restricted stock at December 31, 2012 multiplied by $24.95, which was the closing market price of our shares of Common Stock on the OTCQB Market on December 31, 2012).

Mr. Zorko held an RSU representing 1,667 shares of our Common Stock awarded under the 2004 Equity Plan, none of which were vested on December 31, 2012. If a merger or sale of our assets occurred on December 31, 2012, and the acquiring company did not assume Mr. Zorko’s RSU, then Mr. Zorko’s RSU would immediately vest. The value attributed to such immediate vesting of Mr. Zorko’s RSU would have been $41,592 (which value is calculated based upon the number of unvested shares subject to the RSU at December 31, 2012 multiplied by $24.95, which was the closing market price of our shares of Common Stock on the OTCQB Market on December 31, 2012).

It should be noted that the potential payments that Mr. Quicke would realize on a hypothetical termination above only pertain to equity awards granted to him in his capacity as our Interim President and Chief Executive Officer, and not the acceleration of any awards that have been granted to him in his capacity as a director.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2012 regarding equity awards under our 2004 Equity Plan, Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan, Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan, 2006 Director Option Plan, and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	65,209	$30.93	2,099,866	(1)
Equity compensation plans not approved by security holders (2)	212	$28.30	—

Total	65,421	$30.93	2,099,866

(1)	Of these shares, approximately 1,674,321 shares are available for issuance under our 2004 Equity Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, stock awards and RSUs, and approximately 425,545 shares remain available for issuance under our 2006 Director Plan of which a maximum of 71,943 shares may be issued as restricted stock or RSUs.
(2)	Includes options to purchase 212 shares of our Common Stock issued under the Snap Appliance and Broadband Storage stock option plans that we assumed in connection with the acquisition of Snap Appliance in July 2004, after giving effect to the exchange ratio for such acquisition. All of these options to purchase 212 shares of our Common Stock were outstanding at December 31, 2011, having a weighted average exercise price of $28.30. No further awards will be made under any of the assumed stock option plans described above.

Director Compensation

Overview

Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse our directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Mr. Quicke also received $30,000 per month for his service as our Interim President and Chief Executive Officer prior to our entry into the Amended Management Services Agreement. The monthly compensation formerly provided to Mr. Quicke was in addition to his compensation as a non-employee member of our Board.

Cash Compensation

Under our cash compensation policy for our non-employee directors (the “Compensation Policy”), directors were eligible to receive the following cash consideration: (1) an annual cash retainer of $50,000, paid at the rate of $12,500 at the beginning of each fiscal quarter, (2) if in excess of eight board meetings are held in any year, then additional meeting fees would be payable at the rate of $2,000 per meeting; provided, however, that the Chairman of the Board may designate a given meeting as a $1,000-reduced-fee meeting. In addition to the above compensation, (1) the non-executive Chairman is to receive an annual retainer of $15,000 per year, and (2) the Chairmen of the Audit, Compensation and Governance and Nominating Committees are each to receive an annual retainer of $15,000, $10,000, $5,000, respectively, and other members of such committees are to receive one-half of the retainer that the Chairman of such committee was entitled to.

During fiscal 2012, the members of our special committee, that was formed to consider and negotiate the acquisition of BNS (such acquisition is described below under “Transactions with Related Persons—Certain Related Person Transactions”), were paid at the rate of $1,000 per hour for time spent on matters pertaining to the proposed acquisition, with the special committee chairman receiving an additional $15,000 payment for serving in such capacity.

Equity Compensation

Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board approves specific grants of equity awards. Our compensation practice for non-employee directors provides for an initial award of options to purchase 3,250 shares of our Common Stock and an award of RSUs, representing 1,625 shares of Common Stock upon becoming a member of our Board. The option grant and shares subject to the RSU vest 33.33% on the one-year anniversary of service with us and quarterly thereafter at 8.33% and are fully vested at the end of three years. Continuing directors receive an RSU representing 2,500 shares of Common Stock, which vest on the earlier of the applicable date the director ceases to be a member of our Board or on the one year anniversary of the date of grant. Initial and continuing director awards are typically made on the date of our annual meeting of stockholders. Equity awards and vesting schedules are subject to change by the Compensation Committee with approval by the Board.

On August 7, 2012, we made a grant of restricted stock to our directors in recognition of their service on the board of a company whose operations had become more complex as a result of recently completed acquisitions. Each of John Mutch, Robert Valentine and Gary Ullman received 3,000 shares of restricted stock from our 2006 Director Plan, and Warren Lichtenstein and Jack Howard received 25,000 and 20,000 shares of restricted stock from our 2004 Equity Plan, respectively. Messrs. Lichtenstein and Howard received greater awards in recognition of their additional responsibilities as Chairman and Vice Chairman of our Investment Committee. Mr. Quicke was not given an award for service as a director in light of the discretionary award of 15,000 shares of restricted stock made to him for service as our Interim President and Chief Executive Officer.

Director Compensation Table

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of fiscal 2012. Other than as set forth in the table and the footnotes thereto and in the narrative above, we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our directors during fiscal 2012.

	Equity Awards (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($) (2)		All other Compensation ($)	Total ($)
Warren G. Lichtenstein	$67,500	$752,500	(3)	$—			$820,000
Jack L. Howard	$60,000	$615,500	(4)	$—		$—	$675,500
John Mutch	$129,000	$149,700	(5)	$—		$—	$278,700
John J. Quicke	$50,000	$67,500	(6)	$—		$—	$117,500
Gary W. Ullman	$141,500	$149,700	(5)	$—		$—	$291.200
Robert J. Valentine	$34,375	$126,075	(7)	$43,290	(8)	$—	$203,740
John S. Castor (9)	$95,250	$—		$—		$—	$95,250

(1)

The below table sets forth the number of shares of restricted stock, and shares subject to RSUs, stock options or Stock Appreciation Rights (“SARs”) held by each of the persons serving as directors at December 31, 2012. Of the below listed directors, only Messrs. Howard and Quicke held SARs at

December 31, 2012. Of the 7,000 shares indicated as subject to Options or SARs with respect to Messrs. Howard and Quicke, 3,250 of such shares of Common Stock each are subject to SARs that will settle in cash upon exercise of the SARs.

Name	Shares of Restricted Stock or Restricted Stock Unit Awards	Number of Shares Subject to Options or SARS
Warren G. Lichtenstein	28,041	28,250
Jack L. Howard	22,500	7,000
John Mutch	5,500	7,000
John J. Quicke	17,500	7,000
Gary W. Ullman	6,583	3,250
Robert J. Valentine	4,625	3,250

(2)	The amounts indicated in these columns do not reflect dollar amounts actually received by the board member. Instead, these amounts reflect the grant date fair value for stock options and awards granted in fiscal 2011, which was determined pursuant to Accounting Standards Codification Topic 718 and do not reflect whether the board member has actually realized or will realize a financial benefit from the stock options and awards. See Note 4 in the Company’s Annual Report on Form 10-K for a description of the assumptions that the Company used to determine the fair value of the awards.

(3)	Includes a grant of an RSU representing 2,500 shares of stock awarded on May 17, 2012 with a grant date fair value of $67,500 and an additional grant of 25,000 shares of restricted stock awarded on August 7, 2012 with a grant date fair value of $685,000.

(4)	Includes a grant of an RSU representing 2,500 shares of stock awarded on May 17, 2012 with a grant date fair value of $67,500 and an additional grant of 20,000 shares of restricted stock awarded on August 7, 2012 with a grant date fair value of $548,000.
(5)	Includes a grant of an RSU representing 2,500 shares of stock awarded on May 17, 2012 with a grant date fair value of $67,500 and an additional grant of 3,000 shares of restricted stock awarded on August 7, 2012 with a grant date fair value of $82,200.

(6)	Includes a grant of an RSU representing 2,500 shares of stock awarded on May 17, 2012. Equity grants made to Mr. Quicke as compensation for his service as our Interim President and Chief Executive Officer are excluded from this table and instead are included in the Summary Compensation Table and Grants of Plan-Based Awards table.

(7)	Includes a grant of an RSU representing 1,625 shares of stock awarded on May 17, 2012, with a grant date fair value of $87,165 and a grant of 3,000 shares of restricted stock awarded on August 7, 2012 with a grant date fair value of $82,200.

(8)	Represents a grant of an option to acquire 3,250 shares of stock awarded on May 17, 2012.

(9)	Mr. Castor ceased to serve as a director following our annual meeting on May 17, 2012.

Compensation Committee Report1

The members of the Compensation Committee noted below have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee noted below recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gary W. Ullman, Chair
Jack L. Howard
Robert J. Valentine

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Gary W. Ullman (Chair), Jack L. Howard and Robert J. Valentine, and prior to the termination of his service as a director, Jon Castor. None of the members of our Compensation Committee during fiscal 2012 served as an officer or employee of Steel Excel or was formerly an officer of Steel Excel (other than Mr. Howard, who was our Corporate Secretary for a portion of fiscal 2012, but received no additional compensation for such service). None of our executive officers during fiscal 2012 served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Mr. Howard is an affiliate of Steel Holdings, which holds approximately 51.6% of our outstanding Common Stock as of the Record Date. For a description of certain related party transactions between the Company and each of Steel Holdings and its affiliates, and an affiliate of Mr. Howard, see “Transactions with Related Persons – Certain Related Party Transactions.”

[1]

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended December 31, 2012.

The Audit Committee’s purpose is, among other things, to assist our Board in its oversight of its financial accounting, reporting and controls. Our Board has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of the NASDAQ Market. The Audit Committee operates under a written charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our Consolidated Financial Statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or BDO USA, LLP.

The Audit Committee has reviewed and discussed our audited Consolidated Financial Statements for the fiscal year ended December 31, 2012 with management and BDO USA, LLP. The Audit Committee met with BDO USA, LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee also has discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board. The Audit Committee has discussed with BDO USA, LLP the communications concerning independence and that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board that the audited Consolidated Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

AUDIT COMMITTEE
John Mutch, Chair
Gary W. Ullman

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

Any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related person transactions, each year, we require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members has a Certain Related Person Transactions interest. In addition, the Governance and Nominating Committee determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the rules of the NASDAQ Market, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

The Audit Committee reviews all requests for reimbursement of expenses by Steel Holdings and its affiliates, excluding reimbursement of expenses incurred by SP Corporate or its employees under the Amended Management Services Agreement, which is subject to certain limitations approved by the Audit Committee. We maintain this policy since our principal executive officer, Chief Financial Officer and General Counsel are employees of affiliates of Steel Holdings, and because of the scope and nature of the services provided by SP Corporate.

Certain Related Person Transactions

Management by Affiliates of Steel Holdings

As of the Record Date, Steel Holdings and its affiliates beneficially owned 6,611,899 shares of the Company’s Common Stock, representing approximately 51.6% of our outstanding shares of Common Stock. The power to vote and dispose of the securities held by Steel Holdings and its affiliates is controlled by Steel Holdings GP. Warren G. Lichtenstein, Chairman of our Board, is also the Executive Chairman of Steel Holdings GP. Certain other affiliates of Steel Holdings GP hold positions with the Company, including Jack L. Howard as principal executive officer and Vice Chairman, John J. Quicke, as Chief Executive Officer of our Steel Energy segment, Mark Zorko as Chief Financial Officer and Leonard J. McGill as Vice President, General Counsel and Secretary.

Management Services Agreement

Under the Original Management Services Agreement entered into in October 2011, SP Corporate provided the non-exclusive services of Mr. Zorko as our Chief Financial Officer, as well as financial reporting manager, for $35,000 per month. Additionally, SP Corporate made available to us additional accounting, finance, human resources, operational and other services as we needed them hourly basis. Pursuant to the Original Management Services Agreement, Mr. McGill became our General Counsel and Secretary in June 2012. SP Corporate is an affiliate of Steel Holdings. Warren Lichtenstein, our Chairman of the Board, is the Chief Executive Officer of SP Corporate, and Jack Howard, our principal executive officer and Vice Chairman of the Board, is President of SP Corporate.

On August 1, 2012, we entered into the Amended Management Services Agreement with SP Corporate. Under the Amended Management Services Agreement, SP Corporate will continue to furnish the services of Mr. Zorko and Mr. McGill to us as our Chief Financial Officer and Vice President, General Counsel and Secretary, respectively, and SP Corporate will also furnish the services of Mr. Quicke as our Interim President and Chief Executive Officer. Additionally, SP Corporate has agreed to furnish to us personnel to perform additional services, which include, without limitation:

•	legal, tax accounting, treasury, environmental health and safety, human resources, marketing and investor relations;

•	additional executive services;

•	international business services;

•	information technology services; and

•	preparation of our reports for filing with the SEC.

Performance of services under the Amended Management Services Agreement by SP Corporate and its personnel are subject to the oversight of our Audit Committee, and the authority of SP Corporate and its personnel to incur any obligation or enter into any transaction is subject to the prior approval of the Audit Committee or a prior written delegation of authority of the Audit Committee delivered to SP Corporate. This level of authorization is generally consistent with the Original Management Services Agreement.

Messrs. Quicke, Zorko and McGill, as well as the persons that will render the above functions to the Company are made available to us on a non-exclusive basis. However, pursuant to the terms of the Amended Management Services Agreement, all such persons are required to devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable to them in performing such services.

On April 4, 2013, Mr. Quicke resigned as our Interim President and Chief Executive Officer, and Mr. Zorko resigned as our Chief Financial Officer, to be effective May 7, 2013. Mr. Howard replaced Mr. Quicke as our principal executive officer. Effective May 8, 2013, James F. McCabe, Jr., an affiliate of Steel Holdings, will become our Chief Financial Officer. Mr. McCabe’s professional biography is available in the Current Report on Form 8-K filed by the Company with the SEC on April 5, 2013. Messrs. Howard and McCabe will also be made available to us as principal executive officer and Chief Financial Officer, respectively, on a non-exclusive basis, but shall devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable to them in performing such services.

Under the Amended Management Services Agreement, we pay an annual fee to SP Corporate of $3,600,000, which amount is subject to review and adjustment by agreement between ourselves and SP Corporate for periods commencing in 2014 and beyond. Additionally, we reimburse SP Corporate for all reasonable and necessary business expenses incurred on our behalf in connection with the performance of the services under the Amended Management Services Agreement.

Consistent with the Original Management Services Agreement, the Amended Management Services Agreement provides that we are to indemnify and hold harmless SP Corporate and its affiliates and employees (other than the person serving as our principal executive officer, Chief Financial Officer and other persons that may be furnished as officers to us by SP Corporate to perform the above services (the “Designated Persons”) from any claims or liabilities by a third party in connection with activities or the rendering of services under the Amended Management Services Agreement. Pursuant to the Amended Management Services Agreement, we have entered our customary indemnification agreement with the Designated Persons.

The Amended Management Services Agreement has a term of one year, which shall renew for successive one year periods, unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of termination fees to SP Corporate.

The aggregate amount of fees earned by SP Corporate in fiscal 2012 under the Management Services Agreement was approximately $2,160,000. The fees paid by us to SP Corporate in fiscal 2012 included an additional $275,000, which was paid for additional services provided by Mr. Quicke and Mr. Zorko during the first seven months of the year. We also reimbursed SP Corporate approximately $300,176 for business expenses incurred on our behalf pursuant to the Management Services Agreement.

Our Audit Committee approved the entry into the Original Management Services Agreement and the Amended Management Services Agreement. The Audit Committee concluded that the engagement of SP Corporate provides a cost effective solution to the Company for obtaining executive and other necessary services. The services provided under the Management Services Agreements were formerly provided by employees of the Company who were terminated following the sale or wind down of our historical businesses. In negotiating and approving the Management Services Agreement, our Audit Committee, consisting of our “independent” directors as defined by the rules of the NASDAQ Market, considered such issues as the scope of the services to be provided by SP Corporate to the Company, the pricing of any arrangement with SP Corporate and the limits of authority for the outsourced personnel.

Equity Grants to SP Corporate Employees

During fiscal 2012, we awarded 21,000 shares of restricted stock in the aggregate to SP Corporate personnel providing services to us. This amount includes awards of 15,000 and 3,000 shares of restricted stock to Messrs. Quicke and McGill, respectively, but excludes compensation that Mr. Quicke received in his capacity as a non-employee director. Our Compensation Committee approved these awards after taking into account the recommendation of SP Corporate.

Acquisition of SWH, Inc.

On May 31, 2012, we completed our acquisition of SWH, Inc. (“SWH”), the parent company of Sun Well Service, Inc. and a subsidiary of BNS. Affiliates of Steel Holdings owned approximately 85% of the outstanding stock of BNS prior to the transaction. Sun Well Service, Inc. is a provider of premium well services to oil and gas exploration and production companies operating in the Williston Basin of North Dakota and Montana. We acquired all of the capital stock of SWH for an acquisition price aggregating $68.7 million. The aggregate acquisition price consisted of the issuance of 2,027,500 shares of our Common Stock (valued at $30 per share) and cash of $7.9 million.

We appointed a special committee (the “Special Committee”) comprised solely of independent directors to consider and negotiate the transaction, as did BNS, because of the interest of Steel Partners in each company. The Special Committee, with the assistance of its independent financial advisor, considered a number of factors in negotiating the acquisition price, including, without limitation, the fairness opinion from its financial advisor.

Travel Expenses

During 2012, we paid fees of approximately $132,337 to SPGS, an affiliate of Steel Holdings, for transportation.

Deposits at WebBank

We hold $15.1 million of short-term deposits at WebBank, an affiliate of Steel Holdings. During 2012 we recorded interest income of approximately $100,000 from such deposits.

Securities Transactions Through Mutual Securities

Our securities transactions are allocated to brokers on the basis of reliability and best price and execution. During 2012, we used Mutual Securities as an introducing broker and for securities trades. Jack Howard, our Vice Chairman, and as of April 4, 2013, our principal executive officer, is also a broker at Mutual Securities. Commissions charged by Mutual Securities are generally commensurate with commissions charged by other institutional brokers. In 2012, we paid approximately $63,000 in commissions to Mutual Securities.

Investment in Gabelli Mutual Fund

During fiscal 2012, we invested $10 million in an open-end mutual fund affiliated with GAMCO Investors, Inc. and Mario J. Gabelli. GAMCO Investors, Inc., Mr. Gabelli and their affiliates beneficially own approximately 11.1% of our outstanding shares of Common Stock as of April 23, 2013.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”), stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2014 Annual Meeting of Stockholders must submit such proposal to our Corporate Secretary at our principal executive offices by December 30, 2013 if they wish for it to be eligible for inclusion in the Proxy Statement and form of proxy relating to that meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

In addition, under our bylaws, a stockholder wishing to nominate a person to our Board at the 2014 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2014 Annual Meeting of Stockholders, must submit advance notice of the director nomination or stockholder proposal, as well as the required information specified in our bylaws, to our Corporate Secretary at our principal executive offices no earlier than February 5, 2014 and no later than March 7, 2014; provided, however, if the 2014 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then to be timely the required information must be delivered by the stockholder no later than 75 days prior to and no earlier than 105 days prior to the 2014 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2014 Annual Meeting of Stockholders is first made by our Board. A stockholder’s notice of proposal shall include (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (b) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner. See “Consideration of Director Nominees; New Nominees for Director – Stockholder Nominees” for a discussion of the information required to be submitted with stockholder director nominations. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act, requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2012.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, AS FILED WITH THE SEC, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 TO: SECRETARY, STEEL EXCEL INC., 590 MADISON AVENUE, 32ND FLOOR, NEW YORK, NEW YORK 10022.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors,

Leonard J. McGill
Corporate Secretary

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 ? x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000178667_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jack L. Howard 02 Warren G. Lichtenstein 03 John Mutch 04 John J. Quicke 05 Gary W. Ullman 06 Robert J. Valentine STEEL EXCEL, INC. 2603 CAMINO RAMON SUITE 200 SAN RAMON, CA 94583 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve, on an advisory basis, the compensation of the Company’s Named Executives Officers. 3 To re-approve the material terms of the performance goals under the Steel Excel Inc. 2004 Equity Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code. 4 To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000178667_2 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Proxy/10k Wrap is/are available at www.proxyvote.com . STEEL EXCEL, INC. Annual Meeting of Shareholders May 21, 2013 09:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Steel Excel Inc., a Delaware corporation, hereby appoints Jack L. Howard and James F. McCabe, Jr., and each of them, as Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2013 Annual Meeting of Stockholders to be held at The Portofino Hotel & Marina, 260 Portofino Way, Redondo Beach, California 90277 on Tuesday, May 21, 2013 at 9:00 a.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present in the manner indicated by the undersigned stockholder on the reverse side of this card, and to vote on all other matters properly coming before the meeting. If the undersigned stockholder does not indicate how the shares are to be voted, the Proxies will vote in accordance with the Board of Directors’ recommendations on the matters listed on the reverse side of this card. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side